EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 6, 2001, among Advanced Power Technology, Inc., a Delaware corporation (“Parent”), GHz Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and GHz Technology, Inc., a California corporation (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed in Section 9.3.

RECITALS

A.            The respective Boards of Directors of Parent, Merger Sub and the Company have determined that a business combination between Parent and the Company on the terms described herein is in the best interests of their respective companies and stockholders and presents an opportunity to achieve long-term strategic and financial benefits.  Accordingly, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of the Company with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement.

B.            Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

C.            For Federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.1             The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (the “CGCL” and, together with the DGCL, the “Acts”), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3).  Following the Effective Time, Merger Sub shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

Section 1.2             Closing.  The closing of the Merger (the “Closing”) will take place on a date and time to be specified by the parties (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto.  The Closing will be held at the offices of Davis Wright Tremaine, LLP, 1300 S.W. Fifth Avenue, 24th Floor, Portland, Oregon 97201, or at such other location as may be agreed to by the parties hereto.

Section 1.3             Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a Certificate of Merger and other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Acts and shall make all other filings or recordings required under the Acts.  The Merger shall become effective on the last of such date and at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 1.4             Effects of the Merger.  The Merger shall have the effects set forth in the Acts.

Section 1.5             Certificate of Incorporation and Bylaws.

1.5.1        The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5.2        The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6             Board of Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

Section 2.1             Cancellation of Treasury Stock and Parent-Owned Stock.  As of the Effective Time, any and all shares of Company Stock that are directly owned by the Company, Merger Sub or Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

Section 2.2             Merger Consideration. The aggregate Merger Consideration shall be equal to 1,487,873 shares of Parent Common Stock and up to $13,345,000 in immediately available funds (collectively, the “Aggregate Merger Consideration”); provided, however, the Aggregate Merger Consideration will be subject to change as follows:  in the event that any Company Stock Options and/or the Company Warrant are exercised in accordance with their terms after November 9, 2001 and prior to the Closing, (i) the aggregate number of shares of Parent Common Stock issued as part of the Aggregate Merger Consideration will be increased by 0.2600 share for each additional share of Common Stock issued pursuant to any such exercise, and (ii) the aggregate amount of cash to be distributed as part of the Aggregate Merger Consideration shall be increased by an amount equal to $0.8075 for each additional share of Common Stock issued pursuant to any such exercise.  Any Company Capital Stock or any rights with respect thereto not otherwise expressly addressed or described herein shall be exchanged for shares of Parent Common Stock at the exchange ratio of 0.3450 shares of Parent Common Stock for each share of Company Common Stock (or Company Common Stock equivalent) (the “Exchange Ratio”).

Section 2.3             Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Merger Sub, and subject to the adjustment contemplated by Section 2.5:

2.3.1        Conversion of Company Stock.  The issued and outstanding shares of Company Stock (other than shares of Company Stock for which dissenters’ rights are perfected as provided in Section 2.6 or which are to be canceled in accordance with Section 2.1) shall be converted into the right to receive from Parent the Merger Consideration issuable upon the surrender of Certificates (as defined below) representing shares of Company Stock as follows:

2.3.1.1     Summit Ventures III, L.P. and Summit Investors IV, L.P. (collectively, “Summit”): In exchange for 1,535,273 shares of the Company’s Series A Preferred Stock, 1,535,921 shares of the Company’s Series B Preferred Stock, and subject to adjustment pursuant to Section 2.5, Parent will pay to Summit $8,783,503 in immediately available funds and will issue to Summit 452,335 shares of Parent Common Stock (collectively, the consideration specified in this Section 2.3.1.1 is referred to as the “Summit Merger Consideration”);

2.3.1.2     Agere Systems Inc. (“Agere”): In exchange for 727,687 shares of the Company’s Series C Preferred Stock held by Agere, and subject to adjustment pursuant to Section 2.5, Parent will pay to Agere $1,601,491in immediately available funds and will issue to Agere 82,474 shares of Parent Common Stock (collectively, the “Agere Merger Consideration”); and

2.3.1.3     Common Stockholders: In exchange for 3,665,630 shares of the Company’s Common Stock held by Company stockholders other than Summit and Agere, and subject to adjustment pursuant to Section 2.5, Parent will issue 0.2600 share of Parent Common Stock and $0.8075 in cash per share of Company Common Stock to the holders of Company Common Stock (the “Common Stockholder Merger Consideration”) (collectively, the Summit Merger Consideration, the Agere Merger Consideration and the Common Stockholder Merger are referred to as the “Merger Consideration”).  The Merger Consideration is subject to adjustment as provided in Section 2.2, and shall not exceed the Aggregate Merger Consideration.

2.3.1.4     The Aggregate Merger Consideration into which the Company Stock is converted pursuant to Section 2.3.1 will be reduced by any amounts disbursed from the Escrow Amount to Parent Indemnified Parties pursuant to claims made against the Company under Article VIII proportionate to each Company stockholder’s share of the Aggregate Merger Consideration.

2.3.1.5     No fractional shares shall be issued as part of the Merger Consideration.  All fractional shares of Parent Common Stock that a holder of Company Stock otherwise would be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, it shall be rounded to the nearest whole number, with 0.5000 being rounded down.

2.3.1.6     As of the Effective Time, all shares of Company Stock shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3.

2.3.1.7     Notwithstanding anything to the contrary contained herein, but subject to Section 2.4.3, each holder of Company Stock entitled to receive shares of Parent Common Stock pursuant to this Section 2.3.1.7 shall, as of the Effective Time, be deemed a holder of Parent Common Stock (whether or not such holder shall have actually received a certificate representing such shares of Parent Common Stock) and have the same rights and privileges as all other holders of Parent Common Stock.

2.3.2        Options; Warrants.

2.3.2.1     At the Effective Time, the Company Stock Option Plan shall terminate and be of no further force or effect and each of the 1,389,250 Company Stock Options (unless exercised prior to the Effective Time) shall be converted into an option to purchase shares of Parent Common Stock (each, a “Parent Stock Option”) at the Exchange Ratio, with the number of shares of Parent Common Stock covered by such Parent Stock Option being equal to the number of shares of Company Common Stock covered by such Company Stock Option multiplied by the Exchange Ratio, the exercise price of each such Parent Stock Option being equal to the exercise price of each Company Stock Option divided by the Exchange Ratio, and the vesting of each Parent Stock Option being identical to the vesting schedule of the corresponding Company Stock Option, except as set forth in Schedule 2.3.2.1.  In addition, at or promptly following the Effective Time, Parent will grant Parent Stock Options to purchase, in the aggregate, 222,738 shares of Parent Common Stock (as adjusted for any exercises of Company Stock Options prior to the Effective Time) under the Advanced Power Technology, Inc. 1995 Employee Stock Option Plan (the “Parent Stock Option Plan”), with the exercise price being equal to the fair market value of a share of Parent Common Stock on the date of such grant, to the Company employees and with vesting to occur in a manner to be agreed upon by the parties prior to Closing.

2.3.2.2     At the Effective Time, to the extent not exercised prior thereto, the Warrant to purchase 5,000 shares of Company Common Stock(“Company Warrant”) will be converted into a warrant to purchase shares of Parent Common Stock (“Parent Warrant”) at the Exchange Ratio, with the number of shares of Parent Common Stock covered by such Parent Warrant being equal to the number of shares of Company Common Stockcovered by such Company Warrant multiplied by the Exchange Ratio, the exercise price of each such Parent Warrant being equal to the exercise price of each such Company Warrant divided by the Exchange Ratio, and the vesting, exercisability, and other material terms of such Parent Warrant being identical to the corresponding terms of the Company Warrant.

2.3.3        Anti-Dilution Provisions.  In the event Parent or the Company changes (or establishes a record date for changing) the number of shares of Parent Common Stock or Company Stock, as applicable, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction (“Recapitalization Event”) and the effective date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such Recapitalization Event.

Section 2.4             Exchange of Certificates.

2.4.1        Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank, trust company or other entity reasonably acceptable to Parent and the Company to act as exchange agent hereunder for the purpose of exchanging Certificates, as defined below, for the Merger Consideration (the “Exchange Agent”).  At or before the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of those Persons entitled to receive the Merger Consideration pursuant to this Agreement, certificates and the funds representing the Merger Consideration in exchange for the outstanding shares of Company Stock and any dividends and other distributions payable with respect to such portion of the Merger Consideration pursuant to Section 2.4.3.

2.4.2        Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.3: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the

Certificates in exchange for certificates and/or the funds representing the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent and specified in the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and/or the funds that such holder has the right to receive pursuant to the provisions of this Article II and certain dividends or other distributions in accordance with Section 2.4.3 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, a certificate and/or the funds representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate has been properly endorsed or otherwise is in proper form for transfer, and if the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock and delivery of the funds to a Person other than the registered holder of such Certificate (or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable). Until surrender as contemplated by this Section 2.4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive a certificate representing the shares of Parent Common Stock and/or the funds representing the Merger Consideration to be issued in consideration therefor upon surrender of such Certificate in accordance with this Section 2.4.  No interest shall be paid or will accrue on any funds payable to holders of Certificates pursuant to the provisions of this Article II.

2.4.3        Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II.  Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

2.4.4        No Further Ownership Rights in Company Stock.  All shares of Parent Common Stock issued and funds paid upon the exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

2.4.5        Termination.  At any time following six months after (i) the Effective Time or (ii) the receipt by the Exchange Agent of any funds released from the Escrow Amount for disbursement pursuant to the Escrow Agreement to the holders of Company Stock (the “Additional Payment”) in respect thereof, any holders of the Certificates who have not surrendered certificates in compliance with this Article II shall thereafter look only to Parent or, with respect to the Escrow Amount until released to the Exchange Agent as anAdditional Payment, to the Escrow Agent, in accordance with the terms of the Escrow Agreement for payment of their claim for Merger Consideration and any dividends or distributions with respect to the Merger Consideration.

No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock or any dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or any dividends or distributions payable to the holder of such Certificate, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, dividends or distributions in respect of such Certificate shall to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.4.6        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and provision of indemnification, and if reasonably requested by Parent, after consideration of, among other things, the value of the shares of Company Stock represented by the Certificate in question and the creditworthiness of the claiming Person, a bond, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

Section 2.5             Escrow.  Parent shall pay $1,500,000 of the cash portion of the Merger Consideration (the “Escrow Amount”) at or before the Effective Time to Silicon Valley Bank (the “Escrow Agent”), to be held and disbursed in accordance with the terms of this Agreement and an Escrow Agreement in the form attached hereto as Exhibit A.

Section 2.6             Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, those shares of Company Stock in which appraisal rights are perfected (“Dissenting Shares”) shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.3, but the holder thereof shall be entitled to only such rights as are granted by the CGCL.

Notwithstanding the provisions of Section 2.6.1 above, if any stockholder who demands appraisal rights of such stockholder’s shares of Company Stock under the CGCL effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such stockholder’s shares of Company Stock shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 2.3 hereof.

The Company shall give Parent prompt notice of any written demands for appraisal or payment of the fair value of any shares of the Company Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to the CGCL.  Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

ARTICLE III

Representations and Warranties

Section 3.1             Representations and Warranties of the Company.  Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken, the Company represents and warrants to Parent and Merger Sub that the following statements are true and correct as of the date of this Agreement:

3.1.1        Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company is not qualified to do business as a foreign corporation in any jurisdiction and is not required to be so qualified in any jurisdiction, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.  The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect.

3.1.2        Subsidiaries.  Each of the Subsidiaries of the Company is listed on Section 3.1.2 of the Company Disclosure Schedule.  Since inception, none of the Subsidiaries has issued any securities other than as set forth on Section 3.1.2 of the Company Disclosure Schedule, engaged in any business activities, entered into any contracts or agreements, incurred directly or indirectly any obligations or acquired directly or indirectly any tangible or intangible assets.  The Company does not (i) have any other Subsidiaries, (ii) own or control any other Person, or (iii) have any other direct or indirect equity investment in any other Person.  Except as set forth on the Company Disclosure Schedule, the Company is not a party to any agreement to own or control, nor does the Company have the direct or indirect right to acquire any Subsidiary or ownership interest in any other Person.

3.1.3        Capital Structure.

3.1.3.1     The authorized capital stock of the Company consists of 24,110,747 shares of capital stock (“Company Stock”) as follows:

3.1.3.1.1  20,000,000 shares of Company common stock (“Company Common Stock”);

1,535,273 shares of Series A Preferred;

1,535,921shares of Series B Preferred; and

1,039,553 shares of Series C Preferred (collectively, Series A Preferred, Series B Preferred and Series C Preferred are referred to as “Company Preferred Stock”).

There are issued and outstanding:

3.1.3.1.2  3,690,630 shares of Company Common Stock;

3.1.3.1.3  1,535,273 shares of Series A Preferred;

1,535,921 shares of Series B Preferred;

727,687 shares of Series C Preferred;

Company Stock Options to purchase 1,364,250shares of Company Common Stock pursuant to the Company Stock Option Plan;

Company Warrants to purchase 5,000 shares of Company Common Stock; and

No shares of Company Stock are held in treasury of the Company.

All outstanding shares of Company Stock have been, and all shares that may be issued pursuant to Company Warrants, Company Stock Options or the Company Stock Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights.

Except as provided above in this Section 3.1.3, there are:  (A) no other shares of capital stock or other securities of the Company issued, reserved for issuance or outstanding, (B) no rights to receive shares of Company Stock on a deferred basis granted under the Company Stock Option Plan or otherwise; (C) no stock appreciation rights or other similar rights; (D) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock, ownership interests, or voting securities of the Company; or (E) no warrants, calls, options or other rights to acquire from the Company, and no obligation of the

Company to issue, capital stock, voting securities or other ownership interests in or any securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.1.3.4 of the Company Disclosure Schedule sets forth the complete and correct description of the vesting schedule, exercise or conversion price and term for each Company Stock Option and each Company Warrant.

No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding.

There are not any outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding securities of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.

Section 3.1.3.7 of the Company Disclosure Schedule sets forth the name and, to the Knowledge of the Company, the address of each holder of Company Stock, securities or instruments convertible into Company Stock, warrants, options, calls or other rights to acquire Company Stock together with a statement of the number and type of securities, instruments convertible into Company Stock, warrants, options, calls or other rights to acquire Company Stock held by such stockholder (each a “Stockholder”).

Each offer and/or sale by the Company of shares of Company Stock or other securities of the Company has been in material compliance with federal or state securities laws.

3.1.4        Authority; Noncontravention.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as defined in Section 3.1.14), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under: (i) the Certificate of Incorporation or Bylaws of the Company; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company; (y) materially impair the Company’s ability to perform its material obligations under this Agreement; or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any court, administrative, regulatory or other governmental agency, commission, authority or instrumentality, foreign or domestic, or any non-governmental self-regulatory agency, commission or authority, foreign or domestic (each a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the Certificate of Merger with the Delaware Secretary of State and the California Secretary of State and appropriate documents with the relevant authorities of such states and such filings with Governmental Entities to satisfy the applicable requirements of federal and state securities laws; and (2) such other consents, approvals, orders, authorizations, actions, registrations, declarations or filings the failure of which to be made or obtained individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company; (y) materially impair the Company’s ability to perform its material obligations under this Agreement; or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.1.5        Undisclosed Liabilities.

3.1.5.1     The audited financial statements of the Company as of and for the periods ended September 30, 1999 and 2000 together with a report thereon by PricewaterhouseCoopers, the Company’s independent certified public accountants, and the unaudited financial statements of the Company as of and for the period ended September 30, 2001 have been delivered to Parent (“Company Financial Statements”) and all such Company Financial Statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto, taken as a whole; (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as to the absence of footnotes and except for normal, non-material year end audit adjustments); and (iii) fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, non-material year-end audit adjustments).

3.1.5.2     There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Company’s Knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such liability or obligation other than: (x) liabilities or obligations disclosed and provided for in the unaudited consolidated balance sheet of the Company as of September 30, 2001 (the “Company Balance Sheet”); (y) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the Company Balance Sheet; or (z) liabilities or obligations that, individually or in the aggregate, have not had and, to the Company’s Knowledge, are not reasonably likely to have a Material Adverse Effect on the Company.

3.1.6        Information Supplied. The information supplied by the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with its meeting to consider, or its solicitation of written consents to approve, this Agreement and the Merger (the “Company Stockholders’ Meeting/Consent”) will not, at the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting/Consent or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

3.1.7        Absence of Certain Changes or Events.  Except for the transactions contemplated by this Agreement and liabilities incurred in connection with this Agreement and except as disclosed in the Company Balance Sheet, since September 30, 2001, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been:

3.1.7.1     any Material Adverse Change in the Company;

3.1.7.2     any capital commitments by the Company for additions to property, plant or equipment of the Company in excess of $100,000;

3.1.7.3     any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock;

3.1.7.4     any Recapitalization Event with regard to any of the Company’s capital stock, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock;

3.1.7.5     (A) any granting by the Company to any current or former director, executive officer or other employee of the Company of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice or as was required under any employment agreements in effect as of the date of the most recent audited financial statements; (B) any granting by the Company to any such current or former director, executive officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent unaudited financial statements; (C) any entry by the Company into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or employee; or (D) any amendment to, or modification of, any Company Stock Option except for modifications consented to in writing by Parent prior to the Closing;

3.1.7.6     any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company;

3.1.7.7     any material changes in the Company’s policies regarding the extension of discounts or credits to its customers;

3.1.7.8     any charitable contributions or any commitments therefor;

3.1.7.9     any redemption or repurchase of any shares of the Company Stock;

3.1.7.10   any write-offs as uncollectible of (i) any amounts receivable from related parties or (ii) any accounts receivable or notes receivable of the Company or any portion thereof in excess, in the aggregate, of the greater of (x) the allowance for uncollectible accounts less charges against the allowance, in both cases, as shown on the Company Balance Sheet or (ii) $2,500;

3.1.7.11   except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by the Company materially affecting its reported financial condition or results of operation; or

3.1.7.12   any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or any settlement or compromise of any material tax liability.

3.1.8        Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.1.9        Compliance with Applicable Laws.  The Company and its employees hold all permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the business of the Company (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.  The Company is in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations of any Governmental Entities, except where the failure so to comply individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on the Company.  The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permits that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company.  To the Company’s Knowledge, there is no action, demand, requirement or investigation by any Governmental Entity with respect to the Company or any of its properties, other than those the outcome of which individually or in the aggregate is not reasonably likely (i) to have a Material Adverse Effect on the Company; or (ii) to materially impair the ability of the Company to perform its material obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.1.10      Contracts.  Each Material Contract has been made available to Parent and the Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.  Section 3.1.10 of the Company Disclosure Schedule contains a complete list of each loan, credit agreement, bond, note, mortgage, indenture, lease, contract, agreement, obligation, commitment, arrangement, understanding or instrument to which the Company is a party (each, a “Company Contract”).  For purposes hereof, the “Material Contracts” shall be those Company Contracts currently in effect involving (i) actual or potential obligations or commitments whether liquidated or contingent equal to at least $25,000 in the case of Contracts between the Company and its customers, or (ii) limits on the freedom of the Company to compete in any line of business or with any Person.  To the Knowledge of the Company, each Material Contract is valid, binding and in full force and effect, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  The Company is not a party to or bound by any non-competition agreement or any other similar agreement or obligation which purports to limit in any material respect the manner or localities in which any portion of the business of the Company is or may be conducted.  To the Knowledge of the Company, no party to any Material Contract is in material breach and no event or condition of default which would be material has occurred, with respect any Material Contract.

3.1.11      Absence of Changes in Benefit Plans.  Each of the Company’s material employment agreements and severance agreements has been made available to Parent.  Since the date of the most recent audited financial statements of the Company, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining or material employment agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing benefits (currently or in the future) to any current or former employee, officer or director of the Company (collectively, the “Company Benefit Plans”), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plans, or any change in the manner in which contributions to any Company Benefit Plans are made or the basis on which such contributions are determined.  All Company Benefit Plans have been approved by the Company’s Board of Directors and/or stockholders as required by applicable law.

3.1.12      ERISA Compliance.

3.1.12.1   Section 3.1.12.1 of the Company Disclosure Schedule lists all the Company Benefit Plans.

3.1.12.2   With respect to the Company Benefit Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company under ERISA, the Code or any other applicable law.

3.1.12.3   Each Company Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any Company Benefit Plan that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. The Company and all the Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS that it is so qualified or is a standardized prototype plan with an IRS opinion letter and each trust established in connection with any Company Benefit Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code is either covered by an IRS determination issued in conjunction with a plan qualified under Section 401(a) of the Code, is part of a standardized prototype plan with an IRS opinion letter or has received an independent determination letter from the IRS that such trust is so exempt. To the Knowledge of the Company, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such Company Benefit Plan or the exempt status of any such trust. There are no pending or, to the Knowledge of the Company, threatened lawsuits, claims, grievances, investigations or audits of any Company Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

3.1.12.4   The Companyhas not incurred any liability under Title IV of ERISA. No Company Benefit Plan has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and the Companyhas never had any obligation to contribute toward a multiemployer plan.

3.1.12.5   No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No amount payable or economic benefit provided, by the Company (including any acceleration of the time of payment or vesting of any benefit) could be considered an “excess parachute payment” under Section 280G of the Code. No Person is entitled to receive any additional payment from the Company or any other Person (a “Parachute Gross-Up Payment”) in the event that the excise tax of Section 4999 of the Code is imposed on such Person.

3.1.12.6   No Company Benefit Plan provides, or has ever provided, medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees, except for limited continuation medical benefit coverage required under Code Section 4980B or applicable state law.

3.1.13      Taxes.

3.1.13.1   The Company has filed all Returns required to be filed by it, or requests for extensions to file have been granted and have not expired.  All such Returns are complete and correctly calculated in all material respects. The Company has paid or caused to be paid all Taxes shown as due on such Returns or on subsequent assessments with respect thereto, and no other material Taxes are payable by the Company, with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve under GAAP has been established.  The Company has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.  The Company Balance Sheet reflects an adequate reserve in accordance with GAAP for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

3.1.13.2   The amount of the GAAP liability of the Company for unpaid Taxes for all periods ending on or before the date of the Company Balance Sheet does not, in the aggregate, exceed by more than$2,500 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on such financial statement.  The amount of the GAAP liability of the Company for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $2,500 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the most recent financial statements, as adjusted for operations and transactions in the ordinary course of business of the Company since the date of such financial statements in accordance with past custom and practice.

3.1.13.3   The Returns of the Company have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the Company’s Knowledge, threatened (either in writing or verbally, formally or informally).  No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.  The Company has not received notice or does not expect to receive notice that it has not filed a Return or paid Taxes required to be paid by it.  No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company.  The Company has disclosed on its federal income Returns all positions taken therein that are reasonably likely to give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.  The federal income tax Returns of the Company have closed by virtue of the applicable statute of limitations for all periods ending on or prior to December 31, 1996.

3.1.13.4   The Company is not (nor has it ever been) a party to any tax sharing agreement and the Company has not assumed the tax liability of any other person under contract.  The Company is not (nor has it ever been) a member of any Consolidated Group.

3.1.13.5   The Company has not taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.1.13.6   The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement, or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

3.1.13.7   The Company is not nor has it ever been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending at the Effective Time.

3.1.14      Voting Requirements.  The affirmative vote or consent of the holders of a majority of the voting power of all outstanding shares of the Company Stock, including the Company Common Stock, and the Series A, B and C Preferred, each voting or giving its consent as a separate class, and collectively voting or giving their consent as a single class, voting at the Company Stockholders’ Meeting/Consent to adopt this Agreement (collectively, the “Company Stockholder Approval”) is the only vote or approval (other than as set forth in Section 3.1.4 of this Agreement) necessary to approve and adopt this Agreement and the transactions contemplated hereby.

3.1.15      State Takeover Statutes.  The Board of Directors of the Company has (i) declared this Agreement to be advisable as contemplated under Section 1108 of the CGCL and (ii) approved the terms of this Agreement and the consummation of the Merger.  To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

3.1.16      Brokers; Professional Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.1.17      Intellectual Property.

3.1.17.1   The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (collectively the “Intellectual Property Rights”) which are material to the conduct of the business of the Company.

3.1.17.2   To the Knowledge of the Company, the Company has not, and its products and processes (including products and processes under development) will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely individually or in the aggregate, to have a Material Adverse Effect on the Company.  The Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including, but not limited to, any claim that the Company must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the Company’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of the Company.

3.1.18      Stockholder Rights Agreement.  Neither the Company nor any Affiliate of the Company has entered into a stockholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of the Company in connection with the Company’s execution of this Agreement or the Company’s consummation of the transactions contemplated hereby.

3.1.19      Labor and Employment Matters.  The Company is in compliance with all Federal, state and local requirements regarding employment, except for any failures to comply that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company.  The Company is not a party to any collective bargaining or other labor union contract applicable to Persons employed by the Company and no collective bargaining agreement is being negotiated by the Company.  There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened which is reasonably likely to materially interfere with the business activities of the Company.  None of the Company or any of its respective representatives or employees has committed any unfair labor practice in connection with the operation of the business of the Company, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable governmental agency pending or, to the Knowledge of the Company, threatened in writing, in each case except where such actions, charges or complaints, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company.  There are no contracts or agreements of the Company which provide for or guaranty any employee of the Company a specific term of employment.

3.1.20      Personal and Real Property.  The Company has all necessary right, title and interest in and to its personal property free and clear of all Liens, except for (i) Liens, encumbrances, restrictions and security interests of record which have arisen in the ordinary course of the Company’s business; (ii) Liens for Taxes not yet due and payable; (iii) mechanic’s, materialmen’s, supplier’s, vendor’s or similar liens arising in the ordinary course securing amounts that are not delinquent or past due; and (iv) Liens which have arisen in the ordinary course.  All of the personal property of the Company is in the possession and under the control of the Company. Section 3.1.20 of the Company Disclosure Schedule lists all real property owned by the Company and all real property leased or occupied by the Company in connection with which the Company pays $1,000or more per month for its leasehold or license interest.  All real property owned or leased by the Company is owned or leased free and clear of all Liens, except for (i) Liens, encumbrances, restrictions and security interests of record; (ii) Liens for Taxes not yet due and payable; (iii) mechanic’s, materialmen’s, supplier’s, vendor’s or similar liens arising in the ordinary course securing amounts that are not delinquent or past due; and (iv) Liens that have arisen in the ordinary course, and no such property is subject to any governmental decree or order to be sold or condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of the Company is any such proceeding threatened.

3.1.21      Environmental Laws.  To the Knowledge of the Company, (a) the Company has not, within or outside the ordinary course of its business since June 17, 1991, generated, manufactured, refined, transported, treated, stored, handled, or disposed of any Hazardous Substances (as defined below) other than those Hazardous Substances set forth in the attached Exhibit H, and all such Hazardous Substances have been generated, manufactured, refined, transported, treated, stored, handled, or disposed of by the Company in material compliance with all Environmental Laws (as defined below); (b) except for de minimis amounts of chloroform as described in Exhibit K, since June 17, 1991, the Company has not generated, manufactured, refined, transported, treated, stored, handled or disposed of any chlorinated solvents, including, but not limited to trichloroethene, perchloroethylene, trichlorothane, and Freon 113; (c) the Company has not received a written citation, directive, letter, notice of violation, or other communication from any Person or Governmental Authority alleging or concerning the presence of any Hazardous Substances on any property owned or leased by the Company or alleging or concerning the Company’s actual or potential liability under any Environmental Laws; (d) the Company has obtained all permits and licenses of Governmental Entities and have caused all notifications to be made as required by Environmental Laws; (e) no action has been commenced or, to the Knowledge of the Company, threatened regarding the Company’s compliance with or liability under any Environmental Laws; and (f) the Company has provided true and complete copies of all environmental reports, audits, and studies conducted by or on behalf of the Company with respect to its operations or any real property owned or leased by or in favor of the Company, as set forth in Exhibit K.  To the Knowledge of the Company, the Company does not possess or know of any environmental reports, audits or studies with respect to any real property it leases or any of its operations that indicate that the Company may have released Hazardous Substances or not materially complied with Environmental Laws. The Company specifically represents and warrants that during any period for which the Company failed to provide an annual report to a lessor to the Company, as required by the terms of a real property lease, there was no material non-compliance with Environmental Laws by the Company, or, to its Knowledge, releases of Hazardous Substances.  For purposes of this Agreement, “Environmental Laws” means any federal, state, local or foreign law (including without limitation common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or governmental restriction or requirement or any agreement with any Governmental Entity, relating to health or safety of Persons, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 6901 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. § 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300 (f) et seq., and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this Agreement, “Hazardous Substance” or “Hazardous Substances” means any chemical, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos-containing material or any other substance or material now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other material that, because of its quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

3.1.22      Foreign Corrupt Practices Act. The Company has not taken any action that is or could be deemed to be a violation of the Foreign Corrupt Practices Act of the United States of America (15 U.S.C. Section 78dd) and any successor legislation or statute thereto (“Foreign Corrupt Practices Act”).  The Company is not aware of any action or conduct that could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Company.  Neither the Company, nor, to the Knowledge of the Company, any of its officers, directors, employees, managers, stockholders, members, agents or representatives has offered, given, paid, authorized the payment of, or promised, directly or indirectly, any money, gift, promise or other thing of value to a Foreign Official (or to any other Person while knowing it will be offered, given or promised to a Foreign Official) for the purpose of influencing any act or decision of any such Person acting in his or her official capacity or inducing the Person to do or omit to do any action in violation of his or her lawful duty, inducing such Person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any Person.  For the purposes of this Agreement, a “Foreign Official” shall be any officer or employee of any Governmental Entity, a member or official of a foreign political party or a candidate for political office in a foreign country.

3.1.23      Insurance. All insurance policies and bonds and self-insurance arrangements currently in force relating to the Company have been made available to Parent.  All such insurance policies are in full force and effect and all premiums with respect thereto covering all periods up to the date of this Agreement have been paid.  No notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially the same terms prior to the date of such cancellation or termination.  The insurance policies maintained by the Company provide coverage for the operations conducted by the Company reasonable and consistent with customary industry practice.

3.1.24      Transactions with Affiliates.  Other than compensation and benefits received in the ordinary course of business as an employee or director of the Company, the Company does not have any outstanding contract, agreement or other arrangement with any of its Affiliates.

3.1.25      Accounts Receivable.  The accounts receivable reflected on the Company Balance Sheet arose from bona fide transactions in the ordinary course of business.  The materials or services involved have, in all material respects, been provided to the account or note obligor, and such accounts receivable constitute valid and enforceable claims.  The reserves for uncollectibility set forth on the Company Balance Sheet are computed in accordance with GAAP.  To the Knowledge of the Company, there are no disputes regarding the collectibility of any such accounts receivable.

3.1.26      Disclosure.  No representation or warranty by the Company contained in this Agreement, nor any certificate furnished or to be furnished by the Company to Parent or Merger Sub or their representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, in light of the circumstances under which they are or will be made, not misleading.

Section 3.2             Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement:

3.2.1        Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is a corporation entity duly organized and validly existing in the State of Delaware and has all requisite corporate or other power, as the case may be, and authority to own, lease and operate its properties and carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, where applicable, in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed individually or in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent. Parent has made available to the Company prior to the execution of this Agreement complete and correct copies of its Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Merger Sub, in each case as amended to date.

3.2.2        Capital Structure.

3.2.2.1     As of the date hereof, the authorized capital stock of Parent (“Parent Stock”) consists of:

3.2.2.1.1  19,000,000 (the “Parent Common Stock”);

3.2.2.1.2  1,000,000(the “Parent Preferred Stock);

3.2.2.2     As of the date hereof, (A) 8,727,660 shares of Parent Common Stock were issued and outstanding; and (B) no shares of Parent Preferred Stock were issued and outstanding.  All outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock to be issued in exchange for Company Stock in accordance with this Agreement will be, and all shares of Parent Common Stock to be issued upon exercise (in accordance with the terms thereof) of Parent Stock Options and Parent Warrants to be issued in exchange for Company Stock Options and Company Warrants in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, non-assessable and not subject to preemptive rights.

3.2.2.3     As of the date hereof, 271,391 shares of Parent Common Stock were reserved and available for issuance under the Parent Stock Option Plan.

Except as provided in the Parent SEC Documents as of the date hereof, there are no outstanding options, warrants or rights to purchase or acquire from Parent any Parent Stock and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Parent is bound to issue any additional shares of its capital stock or other equity securities.

3.2.2.4     The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.0001, of which 1,000 shares are issued and outstanding.  As of the date hereof, Parent is, and as of the Effective Time, will be, directly or indirectly, the record and beneficial owner of 100% of the issued and outstanding capital stock of Merger Sub.

3.2.2.5     Upon issuance of the California Permit or effectiveness of the S-4, the Parent Common Stock to be issued to the Company Stockholders pursuant to Section 2.3.1 will be either exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof or registered pursuant to the Securities Act, and reoffers and resales thereof in compliance with the requirements of Exhibit B will be exempt from registration requirements of state and federal law.

3.2.3        Authority; Noncontravention.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by

Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub; under (i) the Certificate of Incorporation or Bylaws or equivalent charter documents of Parent or Merger Sub; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or Merger Sub or their respective properties or assets; or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on Parent; (y) materially impair the ability of Parent or Merger Sub to perform its material obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing with the State of California Department of Corporations of an application for a permit under which the shares of Parent Common Stock will be issued; (2)   such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Delaware Secretary of State and the California Secretary of State and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities laws; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate is not reasonably likely to (x) be material to Parent, (y) materially impair the ability of Parent or Merger Sub to perform its material obligations under this Agreement; or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3.2.4        SEC Documents; Undisclosed Liabilities.  Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC required to be filed with the SEC since August 7, 2000 (together with all other documents filed with the SEC, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto; or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

3.2.5        Information Supplied.  The information supplied or to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders’ Meeting/Consent shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting/Consent or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on written information supplied by the Company or any of its Affiliates and included or incorporated by reference in the Proxy Statement.

3.2.6        Litigation.  There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.2.7        Brokers.  Except for Needham & Company, Inc. (for whose fees and expenses Parent will be exclusively responsible), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.2.8        Parent Ownership of Company Stock.  Parent does not legally or beneficially own and has not within the past three years legally or beneficially owned any of the outstanding shares of Company Stock.

3.2.9        Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities, has incurred no obligations or liabilities directly or indirectly, and has conducted its operations only as contemplated hereby.

3.2.10      Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents and except for the transactions contemplated by this Agreement, since September 30, 2001, there has not been any change in the business, financial condition or results of operations of Parent and its Subsidiaries which has had or is reasonably likely to have a Material Adverse Effect on Parent.

3.2.11      Taxes and Tax Returns.

3.2.11.1   Parent and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate governmental authorities all Returns required to be filed by them, on or prior to the date thereof, except to the extent that any failure to file is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent, and (ii) duly paid in full or made provisions in consolidated financial statements of Parent and its Subsidiaries in the Parent SEC Documents in accordance with GAAP for the payment of all material Taxes for all periods ending through the date hereof, except to the extent that any failure to pay or make provision for the payment of such Taxes is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Parent; and

3.2.11.2   No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns of Parent or its Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate is not reasonably likely to have a Material Adverse Effect on Parent.

3.2.12      No Violation of Law.  To Parent’s Knowledge, Parent is in compliance in all material respects with any applicable statutes, rules, regulations, orders and restrictions of Governmental Entities.  Parent has all franchises, permits, licenses and similar authorities necessary for the conduct of its businesses as now being conducted by it, except for those the absence of which is not reasonably likely to have a Material Adverse Effect on Parent.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.1             Conduct of Business.

4.1.1        Conduct of Business by the Company.  Except as set forth in Section 4.1.1 of the Company Disclosure Schedule, or as otherwise expressly contemplated by this Agreement or until any earlier termination of this Agreement in accordance with its terms, or as consented to in writing by an authorized representative of Parent, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time or until any earlier termination of this Agreement in accordance with its terms, except as set forth in Section 4.1.1 of the Company Disclosure Schedule or as consented to in writing by an authorized representative of Parent, the Company shall not:

                        (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (z) purchase, redeem or otherwise acquire any shares of Company Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and Company Warrants outstanding as of the date hereof in accordance with their terms on the date hereof);

                        amend or otherwise modify the Company’s Certificate of Incorporation, or Bylaws;

                        acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, in a single transaction or series of transactions;

                        sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) in a single transaction or series of transactions, other than in the ordinary course of business consistent with past practice;

                        incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice; or make any loans, advances or capital contributions to, or investments in, any other Person;

                        pay, loan or advance (other than payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business other than as may be required by any agreement in effect as of the date hereof) to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any material contract with, any of its officers or directors or any Affiliate thereof;

                        make or agree to make any new capital expenditure or expenditures not listed in Section 4.1.1.8 of the Company Disclosure Schedule in excess of $50,000;

                        make any tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of the Company or settle or compromise any material tax liability;

pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which the Company is a party;

4.1.1.1     adopt or amend any Company Benefit Plan or the Company Stock Option Plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

4.1.1.2     make any significant change in the accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or GAAP;

4.1.1.3     take any action or fail to take any action that would cause the representations and warranties set forth in Section 3.1 to no longer be true and correct; or

4.1.1.4     authorize, commit or agree to take any of the foregoing actions.

4.1.2        Advice of Changes.  The Company and Parent shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect; or (ii) the failure of it (and, in the case of Parent, by Merger Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that except as otherwise agreed in writing, no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 4.2             No Solicitation by the Company.

4.2.1        From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates, employees, agents or any investment banker, attorney or other advisor or representative (or any of their respective Affiliates) to, directly or indirectly:

4.2.1.1     take any action to initiate, solicit, facilitate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

4.2.1.2     participate in any discussions or negotiations regarding, furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

4.2.1.3     engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

4.2.1.4     amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (a “Standstill Agreement”); or

4.2.1.5     approve, endorse or recommend any Acquisition Proposal;

provided, however, that prior to the Company Stockholder Approval, this Section 4.2.1 shall not prohibit the Company from furnishing information regarding the Company, entering into a confidentiality agreement with or entering into discussions with, any Person or group in response to an unsolicited Superior Proposal submitted (and not withdrawn) by such Person or group if (A) the Board of Directors of the Company concludes in good faith after consultation with its outside legal counsel, that the failure to take such action is inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law; (B) prior to furnishing such information to or entering into discussions with such Person or group, the Company gives Parent written notice of the identity of such Person or group and of the Company’s intention to furnish information to, or enter into discussions with, such Person or group and the Company receives from such Person or group an executed confidentiality agreement containing terms reasonably acceptable to Parent; and (C) contemporaneously with furnishing such information to such Person or group, the Company furnishes such information to Parent (to the extent the information has not been previously furnished by the Company to Parent).  The Company will immediately cease any and all existing activities, discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Acquisition Proposal.

4.2.2        The Company shall notify Parent immediately (but in any event within 48 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, or of any request for information relating to the Company for access to the properties, books or records of the Company by any Person.  The Company shall provide such notice orally and in writing and shall identify the Person making the Acquisition Proposal or request for information and the terms and conditions of any such Acquisition Proposal or request for information.  The Company will keep Parent informed on a prompt basis (but in any event within 48 hours) of the material developments (including amendments or proposed amendments) of any such Acquisition Proposal request.

Section 4.3             Fiduciary Duties.  Except as set forth below, the Board of Directors of the Company shall not (i) withdraw or modify in a manner materially adverse to Parent the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause the Company to enter into any agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, if the Company receives an unsolicited Superior Proposal and the Board of Directors of the Company determines in good faith, prior to the Company Stockholder Approval or if the Board of Directors of the Company otherwise determines in good faith prior to the final adjournment/execution of the Company Stockholders’ Meeting/Consent and following consultation with its outside legal counsel, that not to withdraw or modify its approval or recommendation of this Agreement and the Merger would be inconsistent with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company may (w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Acquisition Proposal, (y) cause the Company to enter into an agreement with respect to such Acquisition Proposal and/or (z) terminate this Agreement in accordance with Section 7.1.5.  Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors of the Company permitted by this Section 4.3 shall not constitute a breach of this Agreement by the Company.

ARTICLE V

Additional Agreements

Section 5.1             Fairness Hearing

5.1.1        As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent and Merger Sub, an information Statement for the holders of Company Common Stock and Company Preferred Stock to approve this Agreement and the transactions contemplated hereby (the “Information Statement”).  The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Parent Common Stock and other Merger Consideration to be received by such holders.  Parent, Merger Sub and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements.  Each of Parent, Merger Sub and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement.  The Company will promptly advise Parent, and Parent and Merger Sub will promptly advise the Company, in writing if at any time prior to the Effective Time either shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  The Information Statement shall contain the recommendation of the Company’s Board of Directors that the holders of Company Common Stock and Company Preferred Stock approve the Merger and this Agreement and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are advisable and fair and reasonable to such holders.  The Company shall not include in the Information Statement any information with respect to the Parent or its Affiliates the form and content of which information shall not have been approved by Parent prior to such inclusion.

5.1.2        As soon as practicable after the execution of this Agreement, and subject to Section 5.1.1, Parent shall prepare, with the cooperation of the Company, the application for issuance of a California permit under Section 25142 of the California Corporations Code (the “California Permit”).  Parent, Merger Sub and the Company shall each use commercially reasonable efforts to cause such application to comply with the requirements of applicable federal and state laws, and each agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in such application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of such application.  The Company will promptly advise Parent, and Parent and Merger Sub will promptly advise the Company, in writing if at any time prior to the Effective Time it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement such application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Parent shall not include in such application any information with respect to the Company or its Affiliates the form and content of which information shall not have been approved by the Company prior to such inclusion.

5.1.3        If the California Permit is not issued on or before January 31, 2002, then the parties will commence registration pursuant to Section 5.2.  If the California Permit is not issued on or before April 30, 2002, Section 5.2 will apply.

Section 5.2             Registration.

5.2.1        Form of Registration.  In the event a hearing for the California Permit is not issued by the California Department of Corporations by January 31, 2002, Parent, Merger Sub and the Company will promptly commence preparation of a registration statement on Form S–4 (the “S-4”) pursuant to Section 5.2.2.

5.2.2        S-4.  Promptly after January 31, 2002, if the California Permit has not been issued by such date, Parent, Merger Sub and the Company will jointly prepare and file with the SEC the Information Statement forming part of the S–4. Parent, Merger Sub and the Company will use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date this Section 5.2.2 becomes applicable.  Parent, Merger Sub and the Company will provide promptly to the other such information concerning its business and financial statements and affairs as is, in the reasonable judgment of the providing party or its counsel, required or appropriate for inclusion in the Information Statement and the S-4, or in any amendments or supplements thereto, and will cause their respective counsel and accountants to cooperate with one another in the preparation of the Information Statement and the S-4.  Each of the Company and Parent will notify the other promptly upon the receipt of any comments of the SEC or its staff or any other government officials relating to the Information Statement, the S-4 or any amendment or supplement thereto, and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, relating to the Information Statement, the S-4 or any amendment or supplement thereto. Whenever any event occurs which is required to be set forth in an amendment or supplement, the Information Statement or the S-4, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government official, and/or furnishing to the Company’s Stockholders, such amendment or supplement. No amendment or supplement to the Information Statement or the S-4 will be made without the approval of both the Company and Parent, which approval shall not be unreasonably withheld or delayed.  The Company and Parent will each advise the other, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of Information Statement or the S-4 or comments thereon and responses thereto or request by the SEC for additional information.  The Information Statement shall contain the recommendation of the Company’s Board of Directors that the holders of Company Stock approve the Merger and this Agreement.  Parent and Merger Sub will mail the Information Statement to the Company’s Stockholders at the addresses provided by the Company.  To the extent required by applicable law, Parent will at its expense qualify the offer of Parent Common Stock under the “blue sky” laws of any state of the United States or the District of Columbia as necessary to consummate the Merger.  If this Section 5.2.2 becomes applicable, the parties will enter into indemnification agreement customary for similar S-4 transactions.

5.2.3        Any registration under this Section 5.2 is in addition to and not in lieu of registration under the Registration Rights Agreement referred to in Section 6.1.3.  The indemnification and contribution provisions of such Registration Rights Agreement shall also apply to any registration under this Section 5.2.

Section 5.3             Access to Information; Confidentiality. Each of Parent and the Company shall afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives or Affiliates of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall furnish promptly to the other party, if applicable, (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws; and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Neither Parent nor the Company shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree.  The Company and Parent shall use commercially reasonable efforts to obtain from third parties any consents or waivers of confidentiality restrictions with respect to any such information.  No review pursuant to this Section 5.3 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto.  Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in a manner consistent with how each party treats its own nonpublic information and as reasonably requested by the other party.

Section 5.4             Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including, but not limited to, all consents and approvals identified in Section 3.1.4 of the Company Disclosure Schedule; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (1) use commercially reasonable efforts to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, use commercially reasonable efforts to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, neither Parent nor any of its Affiliates shall be required to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of Parent, any of its Affiliates, or the Company, or the holding separate of the shares of the Company Stock or imposing or seeking to impose any limitation on the ability of Parent or Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of the Company.

Section 5.5             Employee Benefit Plans; Existing Agreements. Following the Effective Time, the Surviving Corporation shall honor, or cause to be honored, all obligations under employment agreements, Company Benefit Plans and all other employee benefit plans, programs, policies and arrangements of the Company in accordance with the terms thereof, including ensuring that all persons entitled to health continuation coverage or to elect such coverage under Code Section 4980B or applicable state law as of the Effective Time remain eligible for such coverage or election for the period required by applicable law, but excluding the 401(k) plan benefits as defined in Section 6.2.11.  For a period of no less than one year after the Effective Time, the Surviving Corporation shall provide, or cause to be provided, benefits to employees of the Company that are substantially comparable in the aggregate to the aggregate benefits provided to such employees immediately before the Effective Time.  All service with the Company shall be recognized for eligibility and vesting in all employee benefit plans adopted, continued or otherwise maintained by the Surviving Corporation and such plans shall also recognize periods of coverage credited to an employee or dependent as of the Effective Time under comparable or continued employee benefit plans.

Section 5.6             Affiliates.  As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the Stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act.  The Company shall use commercially reasonable efforts to cause each such Person to deliver to Parent as of the Closing Date, an affiliate letter substantially in the form attached as Exhibit B hereto.

Section 5.7             Public Announcements.  Parent and Merger Sub, and the Company, will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system.

Section 5.8             Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement.

Section 5.9             Tax Treatment.  Each of Parent and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain tax opinions as provided in Sections 6.2.5 and 6.3.4.  Prior to issuing such opinions, Parent and the Company shall use reasonable efforts to provide to counsel the customary officers’ certificates.

Section 5.10           Tax Filings.  Parent will cause the Surviving Corporation to make or cause to be made, in a timely manner, all filings required by and pursuant to Treasury Regulation Section 1.367(a) – 3(c)(6).

Section 5.11           Further Assurances.  Subject to the terms and conditions herein provided, Parent, Merger Sub and the Company each agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings.  Parent, Merger Sub and the Company each shall execute and cause to be delivered to the other party such instruments and other documents, including without limitation the Registration Rights Agreement and the Escrow Agreement, and shall take such other actions, as the other party may reasonably request (prior to, at or after the Closing Date) for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

Section 5.12           Fees and Expenses.  All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated or this Agreement is terminated pursuant to Article VII, except as otherwise contemplated by Article VII.

Section 5.13           Indemnification of Officers and Directors.

5.13.1      Until such time as the applicable statute of limitations shall have expired, the Surviving Corporation shall provide with respect to each present or former director and officer of the Company and its Subsidiaries (both present and past) (the “Indemnified Parties”), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from the Company or such Subsidiary, immediately prior to the Effective Time, whether under the CGCL, the Certificate of Incorporation or ByLaws of the Company or such Subsidiary, or otherwise.

5.13.2      This Section 5.13 shall survive the Closing and is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Parent or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.14           Parent Stock Option Plan.  Prior to the Closing, Parent’s board of directors shall have approved, and Parent shall have taken such actions as may be reasonably required to effect, an increase in the number of shares of Parent Common Stock available for issuance under the Parent Stock Option Plan to 2,500,000 shares, and will take such actions as may be required to amend its registration statement on Form S-8 to reflect such change.

Section 5.15           Public Filings.  Parent shall file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act during or for the period ending on the first anniversary of the Closing Date.

ARTICLE VI

Conditions Precedent

Section 6.1             Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

6.1.1        The Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

6.1.2        Payment of Dividend. The Company shall have paid to the holders of Series A and B Preferred Stock $2.8 million in immediately available funds in satisfaction of all accrued but unpaid dividends owed to Summit.

6.1.3        Registration Rights Agreement.  Parent and Summit shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit J.

6.1.4        Governmental Approvals.  All consents, approvals or orders of authorization of, or actions by any Governmental Entities, shall have been obtained, and all registrations, declarations or filings with any Governmental Entities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonable likely to have a Material Adverse Effect on the Company or Parent, as applicable.

6.1.5        Required Third-Party Consents.  All necessary consents, approvals or waivers from third parties to the Merger or the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company or Parent, as applicable.

6.1.6        No Litigation.  No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent, as applicable.

6.1.7        Securities Laws.  All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of Parent Common Stock to be issued to the Company’s Stockholders in connection with the Merger shall have been received and not be subject to any stop order or injunction, including, without limitation, issuance of the California Permit or effectiveness of the S-4.

6.1.8        Company Option Modifications.  Any modifications to the Company Stock Options agreed to pursuant to Section 3.1.7.5 shall have been completed.

Section 6.2             Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

6.2.1        Representations and Warranties.  The representations and warranties of the Company set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

6.2.2        Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

6.2.3        Closing Certificates.  The Company shall furnish Parent with the certificates of those officers of the Company as may reasonably be requested by Parent as to compliance with the conditions set forth in Sections 6.2.1 and 6.2.2.

6.2.4        Appraisal Rights.  The holders of no more than 3% of the issued and outstanding shares of Company Stock (calculated for the Company Preferredon an as converted basis) shall have notified Parent or the Company of their intention to exercise their statutory appraisal rights as set forth in the CGCL in connection with the Merger.

6.2.5        Tax Opinion.  Parent shall have received from Davis Wright Tremaine LLP, its counsel, on the Closing Date, an opinion reasonably acceptable to Parent and dated as of such date.

6.2.6        Legal Opinion.  Parent shall have received from McCutchen, Doyle, Brown & Enersen, LLP counsel to the Company, an opinion substantially in the form of Exhibit H and dated as of such date.

6.2.7        Affiliate Letters.  Parent shall have received a letter from each person who, in the opinion of the Company and its counsel, is an “affiliate” (as that term is defined in Rule 405 promulgated by the SEC under the Securities Act) of the Company in the form attached hereto as Exhibit B.

6.2.8        Termination of Rights of and Obligations to Agere.  All rights of Agere with respect to and obligations to Agere by the Company shall have been terminated, including but not limited to the any rights Agere shall have to the Company’s GHz LDMOS technology, consistent with the terms set forth on Schedule 6.2.8.

6.2.9        No Material Adverse Changes.  There shall have not been since September 30, 2001 any Material Adverse Change with respect to the operations, financial conditions, assets, liabilities or business of the Company.

6.2.10      401(k) Plan.  The Board of Directors, by written resolution, shall have caused the Company to have terminated any plan of the Company qualified under Code Section 401(k), including but not limited to the 401(k) Plan disclosed in Section 3.1.12.1 of the Company Disclosure Schedule and shall fully vest all participants under such 401(k) plans, such termination and vesting to be effective immediately prior to the Effective Time.  Parent reserves the right to suspend the distribution of benefits from the 401(k) Plan until the later of the receipt of a favorable determination letter from the IRS with respect to the termination of such Plan or the completion of final testing and recordkeeping for such Plan.

6.2.11      Parent Stock Price.  The closing price of Parent Common Stock on the trading day immediately prior to the Closing Date shall not have been greater than $12.00.

Section 6.3             Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

6.3.1        Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth herein qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

6.3.2        Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

6.3.3        Officer Certificates.  Parent and Merger Sub shall furnish Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3.1 and 6.3.2.

6.3.4        Tax Opinion.  The Company shall have received from McCutchen, Doyle, Brown & Enersen,LLP, counsel to the Company, on the Closing Date, an opinion reasonably acceptable to Company and dated as of such date.

6.3.5        Legal Opinion.  The Company shall have received at Closing from Davis Wright Tremaine LLP, counsel to Parent and Merger Sub, a legal opinion in the form of Exhibit I.

6.3.6        No Material Adverse Change.  There shall have not been since September 30, 2001 any Material Adverse Change with respect to the operations, financial conditions, assets, liabilities or business of the Parent.

6.3.7        Parent Stock Price.  The closing price of Parent Common Stock on the trading day immediately prior to the Closing Date shall not have been less than $7.00.

Section 6.4             Frustration of Closing Conditions.  Neither Parent, Merger Sub nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after theCompany Stockholder Approval:

7.1.1        by mutual written consent of Parent, Merger Sub and the Company.

7.1.2        by either Parent or the Company:

7.1.2.1     if the Merger shall not have been consummated by April 30, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.2.1 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

7.1.2.2     if (A) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Parent and the Company from consummating the Merger is entered and such judgment, injunction or order shall have become final and non-appealable; or

7.1.2.3     if Company Stockholders’ Meeting/Consent is duly convened/solicited and finally adjourned withoutCompany Stockholder Approval being obtained.

7.1.3        by Parent, if the Company shall have misrepresented, breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (a “Company Default”), which Company Default would give rise to the failure of a condition set forth in Section 6.2.1 or 6.2.2 at the time of such Company Default; provided, however, that if such Company Default is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1.3 until twenty (20) days after delivery of written notice to the Company of the Company Default if such Company Default is then continuing.

7.1.4        by the Company, if Parent or Merger Sub shall have misrepresented, breached or failed to perform in any material respect any of its representations, warranties,

covenants or other agreements contained in this Agreement (a “Parent Default”), which Parent Default would give rise to the failure of a condition set forth in Section 6.3.1 or 6.3.2 at the time of such Parent Default; provided, however, that if such Parent Default is curable by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 7.1.4 until twenty (20) days after delivery of written notice to Parent of the Parent Default if such Parent Default is then continuing.

7.1.5        by Parent or the Company, if, prior to final adjournment/execution of the Company Stockholders’ Meeting/Consent, the Board of Directors of the Company withdraws or modifies its recommendation of this Agreement or the Merger pursuant to Section 4.3 hereof. Notwithstanding the foregoing, the board of directors of the Company shall be permitted to communicate, and neither party may terminate this Agreement, based upon a withdrawal or modification of the Company board of directors’ recommendation resulting from a failure or threatened failure of a condition set forth in Sections 6.1.3, 6.1.4, 6.1.5, 6.1.6, 6.1.7, or 6.3.

Section 7.2             Effect of Termination.

7.2.1        If Parent or the Company exercises its right to terminate this Agreement pursuant to Section 7.1.5 and the Company has no other right hereunder to terminate this Agreement, the Company shall pay to Parent $850,000, payable in same day funds, as liquidated damages and not as a penalty to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger.

7.2.2        In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than provisions which by their terms or their nature survive such termination, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.  No termination of this Agreement shall relieve any party from any liability arising from the breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.3             Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the Stockholders of the Company without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 7.4             Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5             Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of Parent (including Merger Sub) or the Company, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

ARTICLE VIII

Indemnification

Section 8.1             Indemnification by the Company.

8.1.1        The Company covenants and agrees to indemnify, defend and hold harmless Parent, the Surviving Corporation and Merger Sub and their respective successors, assigns and Affiliates and the directors, officers, agents and employees of any of them (collectively, the “Parent Indemnified Parties”) from and against any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ fees) imposed on, incurred or suffered by or asserted against any Parent Indemnified Parties, directly or indirectly, to the extent resulting from, arising out of or incurred with respect to (i) any breach of any representation or warranty of the Company contained in this Agreement; (ii) any breach of any covenant of the Company contained in this Agreement; and (iii) any misrepresentation or omission by the Company of information that was or should have been included in the Registration Statement or the Proxy Statement (other than information that was or should have been provided to the Company for inclusion therein by Parent, Merger Sub or their representatives) (collectively, “Damages”).  Parent Indemnified Parties shall be entitled to recover all Damages from the Escrow Amount subject to the provisions of this Article VIII (including Section 8.1.4) and the Escrow Agreement.

8.1.2        Indemnification Procedure.

8.1.2.1     Promptly after receipt by a Parent Indemnified Party of notice by a third party of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Parent Indemnified Party may be entitled to receive payment from the Escrow Amount for any Damages (a “Claim”), such Parent Indemnified Party will notify the Stockholder Representative of the Parent Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Stockholder Representative will relieve the Indemnifying Party from liability under this Agreement with respect to such Claim only if, and only to the extent that, such failure to notify the Stockholder Representative results in the forfeiture by the Company of rights and defenses otherwise available to the Company with respect to such Claim.  The Stockholder Representative will have the right, upon written notice delivered to the Parent Indemnified Party within twenty (20) days thereafter, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Parent Indemnified Party and the payment of the fees and disbursements of such counsel as incurred from the Escrow Amount.  In the event, however, that the Stockholder Representative on behalf of the Company declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above, within such twenty (20)-day period, then such Parent Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding; provided, however, that the Escrow Agent will not be required to pay the fees and disbursements of more than one (1) counsel for all Parent Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Parent Indemnified Party or the Stockholder Representative, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party’s own expense.  The Stockholder Representative or the Parent Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the other reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

8.1.2.2     No Parent Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Stockholder Representative, which consent may not be unreasonably withheld or delayed.

8.1.2.3     In the event a Parent Indemnified Party claims a right to payment pursuant to this Agreement, such Parent Indemnified Party will send written notice of such Claim to the Stockholder Representative.  Such notice will specify the basis for such claim.  As promptly as possible after the Parent Indemnified Party has given such notice, such Parent Indemnified Party and the Stockholder Representative will establish the merits and amount of such Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such Claim, the Escrow Agent will pay to the Parent Indemnified Party immediately available funds in an amount equal to such Claim as determined hereunder.

8.1.3        Claims Period.  For purposes of this Agreement, a Claim for indemnification under this Article VIII may be asserted under this Agreement by a Parent Indemnified Party during the nine-month period following the Closing Date (the “Claims Period”).  Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, the Stockholder Representative shall have been properly notified of a Claim for indemnity hereunder and such Claim shall not have been finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

8.1.4        Liability Limits.  Notwithstanding anything to the contrary set forth herein, the Parent Indemnified Parties shall not make a Claim against the Escrow Amount for indemnification under this Article VIII for Damages unless and until the aggregate amount of such Damages exceeds $62,500 (the “Purchaser Basket”), in which event the Parent Indemnified Parties may claim indemnification for the Damages in excess of the initial $62,500.  Any indemnification payments required to be made by the Company shall be made exclusively from the Escrow Amount, and the Parent Indemnified Parties shall have no recourse against holders of Company Stock or their assets or properties.

8.1.5        Exclusivity.  The right of Parent and Merger Sub to assert claims for Damages pursuant to this Article VIII after the Effective Time and receive payments from the Escrow Amount pursuant to this Article VIII and the Escrow Agreement shall be the sole and exclusive right and remedy exercisable by the Parent Indemnified Parties with respect to such Claims.

ARTICLE IX

General Provisions

Section 9.1             Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, shall terminate nine months from the Effective Time, and thereafter shall be of no further force and effect, except for any Claim with respect to which notice has been given to the party to be charged prior to such expiration date.

Section 9.2             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Merger Sub or Surviving Corporation, to

Advanced Power Technology, Inc.

405 S.W. Columbia Street

Bend, Oregon 97702

Attn:  Patrick Sireta

Telephone: (541) 382-8028

Fax:  (541) 388-0371

With a copy to:

Davis Wright Tremaine LLP

2300 Wells Fargo Tower

1300 SW Fifth Avenue

Portland, Oregon  97201

Attn:  David C. Baca, Esq.

Telephone:  (503) 778-5306

Fax: (503) 778-05299

And

If to the Company, to

GHz Technology, Inc.

3350 Scott Boulevard, Building #27

Santa Clara, California 95054

Attn:  Frank Schneider

Telephone:  (408) 986-8031, Ext. 239

Fax:  (408) 986-8120

With a copy to:

McCutchen, Doyle, Brown & Enersen, LLP

1900 University Avenue

East Palo Alto, California 94303

Attn:  Bartley C. Deamer, Esq.

Telephone:  (650) 849-4400

Fax:  (650) 849-4800

And

if to the Stockholder Representative, to

Frank Schneider

c/o GHz Technology, Inc.

3350 Scott Boulevard, Building #27

Santa Clara, California 95054

Telephone:  (408) 986-8031, Ext. 239

Fax:  (408) 986-8120

Section 9.3             Definitions.  For purposes of this Agreement:

9.3.1        “Acquisition Proposal” means any offer or proposal for, or any indication of interest in (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or (ii) the acquisition, directly or indirectly, of (A) an interest representing greater than 15% of the voting securities of the Company or (B) assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets or earning power of the Company, other than the transactions contemplated by this Agreement.

9.3.2        “Additional Payment” shall have the meaning specified in Section 2.4.5.

9.3.3        an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

9.3.4        “Agreement” shall have the meaning specified in the introductory paragraph.

9.3.5        “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York City.

9.3.6        “Certificates” shall have the meaning specified in Section 2.4.2.

9.3.7        “Certificate of Merger” shall have the meaning specified in Section 1.3.

9.3.8        “Claim” shall have the meaning specified in Section 8.1.2.

9.3.9        “Closing Date” shall have the meaning specified in Section 1.2.

9.3.10      “Code” shall have the meaning specified in the Recitals.

9.3.11      “Company” means GHz Technology, Inc.

9.3.12      “Company Balance Sheet” shall have the meaning specified in Section 3.1.5.

9.3.13      “Company Benefit Plans” shall have the meaning specified in Section 3.1.11.

9.3.14      “Company Common Stock” shall have the meaning specified in Section 3.1.3.

9.3.15      “Company Default” shall have the meaning specified in Section 7.1.3.

9.3.16      “Company Disclosure Schedule” shall have the meaning specified in Section 3.1.

9.3.17      “Company Permits” means all permits, licenses, variances, exemptions, orders, registrations, consents, franchises and approvals of all Governmental Entities which are required for the operation of the businesses of the Company.

9.3.18      “Company Stock” shall have the meaning specified in Section 3.1.3.

9.3.19      “Company Stock Option Plan” means the Company’s 1993 Flexible Stock Incentive Plan.

9.3.20      “Company Stock Options” shall mean the option agreements issued pursuant to the Company Stock Option Plan.

9.3.21      “Company Stockholder Approval” shall have the meaning specified in Section 3.1.14.

9.3.22      “Company Stockholders’ Meeting/Consent” shall have the meaning specified in Section 3.1.6.

9.3.23      “Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law or any group of corporations which files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Return.

9.3.24      “Damages” shall have the meaning specified in Section 8.1.1.

9.3.25      “Effective Time” shall have the meaning specified in Section 1.3.

9.3.26      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

9.3.27      “Escrow Amount” shall have the meaning specified in Section 2.5.

9.3.28      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

9.3.29      “Exchange Agent” shall have the meaning specified in Section 2.4.1.

9.3.30      “Exchange Ratio” shall have the meaning specified in Section 2.2.

9.3.31      “GAAP” means the generally accepted accounting principles.

9.3.32      “Governmental Entity” shall have the meaning specified in Section 3.1.4.

9.3.33      “Indemnified Parties” shall have the meaning specified in Section 5.13.1.

9.3.34      “Intellectual Property Rights” shall have the meaning specified in Section 3.1.17.1.

9.3.35      The words “to the Knowledge of the Company” or “to the Company’s Knowledge” and words of similar import shall mean the knowledge of any one of the Persons listed in Section 9.3.35 in the Company Disclosure Schedule.  The words “to the Knowledge of Parent” or “to Parent’s Knowledge” and words of similar import shall mean the knowledge of any one of the persons listed in Schedule 9.3.35.

9.3.36      “Lien” means any mortgage, lien, pledge, security interest, encumbrance or other interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and any other option, charge, restriction, equity or claim against any property of any nature whatsoever.

9.3.37      “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets or results of operations of such party and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy in general, the industries in which the Company and Parent operate in general, or public announcement of either the execution of this Agreement or the transactions contemplated hereunder.

9.3.38      “Material Contracts” shall have the meaning specified in Section 3.1.10.

9.3.39      “Merger” shall have the meaning specified in the Recitals.

9.3.40      “Merger Consideration” shall have the meaning specified in Section 2.3.1.3.

9.3.41      “Merger Sub” means GHz Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent.

9.3.42      “Parachute Gross-Up Payment” shall have the meaning specified in Section 3.1.12.5.

9.3.43      “Parent” means Advanced Power Technology, Inc., a Delaware corporation.

9.3.44      “Parent Common Stock” shall have the meaning specified in the Section 3.2.2.1.1.

9.3.45      “Parent Consolidated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law that Parent (or any Subsidiary of Parent) is or has ever been a member or any group of corporations with which Parent files, has filed or is or was required to file an affiliated, consolidated, combined, unitary or aggregate Return.

9.3.46      “Parent Default” shall have the meaning specified in Section 7.1.4.

9.3.47      “Parent Indemnified Parties” shall have the meaning specified in Section 8.1.1.

9.3.48      “Parent Preferred Stock” shall have the meaning specified in Section 3.2.2.1.2.

9.3.49      “Parent Stock Option” shall have the meaning specified in Section 2.3.2.1.

9.3.50      “Parent Stock Option Plan” shall have the meaning specified in Section 2.3.2.1.

9.3.51      “Parent SEC Documents” shall have the meaning specified in Section 3.2.4.

9.3.52      “Person” means an individual, corporation, partnership, limited liability Company, joint venture, association, trust, unincorporated organization or other entity.

9.3.53      “Proxy Statement” shall have the meaning specified in Section 3.1.6.

9.3.54      “Recapitalization Event” shall have the meaning specified in Section 2.2.3.

9.3.55      “Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

9.3.56      “SEC” means the Securities and Exchange Commission.

9.3.57      “Securities Act” means the Securities Act of 1933, as amended.

9.3.58      “Series A Preferred” means the Series A Preferred Stock of the Company.

9.3.59      “Series B Preferred” means the Series B Preferred Stock of the Company.

9.3.60      “Series C Preferred” means the Series C Preferred Stock of the Company.

9.3.61      “Standstill Agreement” shall have the meaning specified in Section 4.2.1.4.

9.3.62      A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership, membership or partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

9.3.63      “Superior Proposal” means any unsolicited, bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation, and taking into account all the terms and conditions of the Acquisition Proposal, is more favorable from a financial point of view to the Company’s stockholders than the Merger and for which financing, to the extent required, is then fully committed or, in the good faith judgment of the Board of Directors, is likely to be obtainable.

9.3.64      “Surviving Corporation” shall have the meaning specified in Section 1.1.

9.3.65      “Taxes” shall mean all (x) taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes (including but not limited to federal and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums, and other taxes or similar governmental charges; (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group; and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

Section 9.4             Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 9.5             Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.6             Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for Article II, Section 5.5 and Section 5.14, are not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.7             GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

Section 9.8             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9             Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Oregon or California or in Oregon or California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Oregon or California or any Oregon or California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Oregon or California or a California or Oregon state court.

Section 9.10           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12           Construction.  This Agreement has been negotiated by the Company, Parent and Merger Sub and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

Section 9.13           Expenses.  Except as specifically set forth herein, each party shall be solely responsible for all costs, fees and expenses incurred by such party in connection with this Agreement and the actions and transactions contemplated herein.

Section 9.14           Stockholder Representative.  In the event that the Merger is approved by the Company Stockholder Approval, effective upon such approval, Frank Schneider shall be irrevocably constituted and appointed as the true and lawful agent and attorney-in-fact (referred to in this Agreement as the “Stockholder Representative”) of the holders of Company Stock with full powers of substitution to act in the name, place and stead of such holders of Company Stock with respect to the performance on behalf of such holders of Company Stock under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Stockholder Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including without limitation the power:

                (a)           to execute and deliver all ancillary agreements, certificates and documents which the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

                (b)           to act for such holders of Company Stock with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any Claims;

                (c)           to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Stockholder Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as Stockholder Representative and to rely on their advice and counsel;

                (d)           to incur any expenses, to liquidate and withhold assets received on behalf of the holders of Company Stock prior to their distribution to the holders of Company Stock to the extent of any amount which the Stockholder Representative deems necessary for payment of or as a reserve against expenses, and to pay such expenses or to deposit the same in an interest-bearing bank account established for such purpose;

                (e)           to receive all notices, communications and deliveries hereunder on behalf of such holders of Company Stock under this Agreement; and

                (f)            to do or refrain from doing any further act or deed on behalf of such holders of Company Stock which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the holders of Company Stock could do if personally present and acting and as though any reference to a holder or holders of Company Stock in this Agreement were a reference to the Stockholder Representative.

The appointment of the Stockholder Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Merger Sub and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of the holders of Company Stock in all matters referred to in this Agreement.  Upon consummation of the Merger, each holder of Company Stock shall be deemed to have ratified and confirmed all that the Stockholder Representative shall do or cause to be done by virtue of his appointment as Stockholder Representative of such holders of Company Stock.  The Stockholder Representative shall act for the holders of Company Stock on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the holders of Company Stock, but the Stockholder Representative shall not be responsible to any holder of Company Stock for any loss or damage any holder of Company Stock may suffer by reason of the performance by the Stockholder Representative of his duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of his duties under this Agreement.

                If the Stockholder Representative resigns or ceases to function in such capacity for any reason whatsoever, then the holders of Company Stock which held a majority of the voting capital stock of the Company on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any holder of Company Stock or Parent shall have the right to petition a court of competent jurisdiction for appointment of a successor.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ADVANCED POWER TECHNOLOGY, INC.	GHz ACQUISITION, INC.

By:	By:
Name:	Name:
Its:	Its:

GHz TECHNOLOGY, INC.

By:
Name:
Its:

Frank Schneider as Stockholder Representative, solely with respect to his rights and obligations as a Stockholder Representative pursuant to Section 9.14.

EXHIBIT LIST

EXHIBIT A – Escrow Agreement

EXHIBIT B – Affiliates

EXHIBIT C – [Intentionally Omitted]

EXHIBIT D – [Intentionally Omitted]

EXHIBIT E – [Intentionally Omitted]

EXHIBIT F – [Intentionally Omitted]

EXHIBIT G – [Intentionally Omitted]

EXHIBIT H – Legal Opinion - Company

EXHIBIT I – Legal Opinion - Parent and Merger Sub

EXHIBIT J – Registration Rights Agreement

EXHIBIT K – List of Hazardous Substances and Environmental Reports

EXHIBIT A

ESCROW AGREEMENT

[Attached hereto]

EXHIBIT B

FORM OF AFFILIATE LETER

EXHIBIT C

[Intentionally Omitted]

EXHIBIT D

[Intentionally Omitted]

EXHIBIT E

[Intentionally Omitted]

EXHIBIT F

[Intentionally Omitted]

EXHIBIT G

[Intentionally Omitted]

EXHIBIT H

LEGAL OPINION – COMPANY

EXHIBIT I

LEGAL OPINION – PARENT

(DAVIS WRIGHT TREMAINE, LLP)

EXHIBIT J

REGISTRATION RIGHTS AGREEMENT

EXHIBIT K

LIST OF HAZARDOUS SUBSTANCES AND ENVIRONMENTAL REPORTS